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                                                                    Exhibit 99.1






                                             November 5,  1993


Mr.  J. Peter Grace, III
303 Lexington Avenue
New York, New York  10016

              PURCHASE OF STOCK OF GRACE HOTEL SERVICES CORPORATION
Dear Peter:

          This letter confirms the agreement in principle between W. R. Grace & Co., a New York corporation ("Grace"), and you concerning the proposed acquisition ("Acquisition") of all the capital stock of Grace Hotel Services Corporation, a Delaware corporation (the "Company"), by a company newly formed by you ("Newco").

     1. Prior to the Acquisition, Grace would exchange certain shares of its common stock in the Company for shares of a new class of preferred stock of the Company (the "Preferred Stock"). At the closing of the Acquisition, Grace would sell to Newco all of the capital stock of the Company (i.e. all of its remaining common stock in the Company and all of the Preferred Stock) in exchange for a 7.00% Senior Secured Note (the "Note") of Newco. The principal amount of the Note would be [$1,350,000]. After the Closing, the principal amount of the Note would be increased or decreased by an amount equal to the difference between the [$1,350,000] and the net worth of the Company (as adjusted to eliminate certain intercompany accounts between the Company and Grace) as at the date of the Closing. The Note would be subject to mandatory prepayment, commencing on the anniversary of the date of the Closing in the year 1997, in the following amounts:

               1997 one-third of the adjusted principal amount of the Note, 1998 one-third of the adjusted principal amount of the Note, 1999 one-third of the adjusted principal amount of the Note, 2000 balance,

Interest on the Note would accrue and be payable along with each principal
payment.   The Note would be nonrecourse and would be secured by a pledge of all of the Preferred Stock. The Preferred Stock would have an aggregate liquidation preference,

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J. Peter Grace, III
November 5, 1993
Page -2-


redemption terms and accumulate cash dividends in amounts sufficient to fully secure and to pay all amounts due on the Note. Preferred Stock redeemed in connection with payments under the Note will not be subject to such pledge.

     2. The definitive purchase agreement with respect to the Acquisition (the "Purchase Agreement") would contain representations and warranties of Grace concerning the ownership, free and clear of all security interests, of the capital stock of the Company; the corporate existence, good standing, right to do business and capital stock of the Company; and other representations to the knowledge of certain officers and employees of Grace as to litigation, claims and certain tax matters.

     3. The Purchase Agreement would also provide that the conditions to the parties' obligations to consummate the Acquisition (the "Closing") would include, without limitation, the following:

          (a) With respect to Newco, the successful private placement by Newco of equity securities ("New Securities") with you and a group of investors (you together with such investors being the "Investors") and the payment therefor by the Investors to Newco of no less than $2,500,000.00. With respect to Grace, the successful private placement by Newco of New Securities with the Investors and the payment therefor by the Investors to Newco of no less than $1,500,000.

          (b) Compliance by Grace and Newco with their respective obligations under the Purchase Agreement, and the representations and warranties being true and correct as of the date of the Closing (the "Closing Date").

          (c) No material adverse change having occurred in the business, properties, operations or financial condition of the Company as of the Closing Date.

          (d) The approval of all legal proceedings and matters by counsel for Grace and Newco.

     4. The Purchase Agreement would provide that prior to the Closing, the Company would be prohibited, among other things, from entering into any transaction other than in the ordinary course of business or taking any actions to be specified in the Purchase Agreement, without the written consent of Newco. All amounts payable by the Company to Grace or amounts receivable by the Company from Grace shall be cancelled on the Closing Date, except for accounts arising from the purchase of goods and services in the regular course of business transactions between the Company and Grace (including transactions with Grace's subsidiaries). All obligations of the Com-

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J. Peter Grace, III
November 5, 1993
Page -3-


pany to reimburse Grace for checks written by the Company in the ordinary course of business prior to the Closing Date, and honored by Grace shall be deemed paid and discharged effective as of the Closing Date. To the extent the New Securities include securities other than Newco common stock, then the terms of such New Securities would be subject to the approval of Grace.

     5. It is the intention of the parties that the Closing would occur on or about January 4, 1994. The Purchase Agreement would be subject to termination prior to the Closing Date (i) by mutual consent, (ii) by any party if the conditions to the obligations of such party have not been met or waived by February 28, 1994, (iii) if there is any actual or threatened litigation to restrain or invalidate the transactions contemplated by the Purchase Agreement, which in the good faith judgment of Newco or Grace, makes it inadvisable to proceed with the Closing, or (iv) by Newco if there shall have been any material adverse change in the condition, business or prospects of the Company.

     6. Each of Grace, on the one hand, and Newco and the Investors, on the other hand, will pay all of their expenses and costs, including counsel fees and expenses, incurred in connection with the Purchase Agreement and the consummation of the transactions contemplated thereby. All costs and expenses relating to the issuance and sale of the New Securities will be paid by Newco and the Investors. Except as otherwise agreed, none of the expenses and/or costs of Grace, Newco or the Investors will be paid out of the assets or profits
of the Company.   Any stock transfer and similar taxes payable with respect to the exchange of the common stock of the Company for the Preferred Stock and the issuance of the New Securities will be paid by the parties designated in the Purchase Agreement. Any agreement by Grace to pay Newco expenses in the event the transaction does not proceed will be set forth in a separate letter.

     7. Upon reasonable notice and during normal business hours, Newco, the Investors and their agents shall have reasonable access to the Company and shall be permitted to contact and make reasonable inquiry of the Company's executive officers and employees regarding the operations and business of the Company. Except for the details of trade secrets and sensitive intellectual property (if any), Grace shall make available to Newco copies of all books, records, relevant purchasing and other financial data and files of the Company, to the extent reasonably requested by Newco. All Confidential Information shall be held in strict confidence by Newco, the Investors and the offerees of the New Securities and will not be disclosed to any other party except affiliates and persons and entities assisting Newco in connection with the proposed private placement (i.e., lenders, attorneys, accountants, investment bankers, etc.), and all of them shall also hold all Confidential Information in strict confidence. If the

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J. Peter Grace, III
November 5, 1993
Page -4-


transactions contemplated hereby do not close for any reason, all data, information, files, records, copies of documents, worksheets and other materials used and/or obtained by such offerees, Newco and/or the Investors in connection therewith shall be returned to the Company, and all Confidential Information and such materials shall not be used or disclosed to any other party. As used herein, "Confidential Information" means information about the Company, furnished to you pursuant to this agreement by or on behalf of Grace, but in any event does not include information which (1) was available to the public prior to the time of disclosure, (2) becomes available to the public through no act or omission of yours, or (3) becomes available to you from a third party not known by you to be under any obligation of confidentiality to Grace with respect thereto.

     8. Grace recognizes and acknowledges that you and other officers of the Company will be acting on behalf of Newco in the private placement of the New Securities while you are also continuing to perform your duties for the Company. You agree that you will advise all potential investors and lenders that you are working in an independent capacity in connection with the private placement of the New Securities and that you are not acting on behalf of Grace or the Company. All proposed investors and/or lenders shall additionally be advised that any business plans and projections prepared with respect to the Company have been prepared by you or on your behalf and not by Grace or the Company.

     9. The existing employment arrangements and/or termination agreements between Grace and certain of the executive officers of the Company will not in any manner be affected or impaired as a result of the transactions set forth herein, except as specifically provided in the Purchase Agreement.

     10. During the period between the date hereof and the Closing, the Company will be operated in the ordinary course of business.

     11. Upon receipt of evidence (satisfactory to Grace) of firm commitments from Investors to purchase not less than $1,500,000 of New Securities, each of the parties agrees to use its best reasonable efforts to negotiate and execute, as soon as practicable, definitive agreements (in form and substance satisfactory to each of the parties) with respect to the transactions contemplated by this letter of intent.

     12. All of the rights and obligations of the parties under this letter of intent shall be governed by the laws of the State of New York.

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J. Peter Grace, III
November 5, 1993
Page -5-


     13. Notwithstanding the foregoing or any past, present or future approvals by the management, Board of Directors or stockholders of any party to the proposed transaction (or any related person or entity), or any other past, present or future written or oral indications of assent or indications of results of negotiation or agreement to some or all matters then under negotiation, it is agreed that no party to the proposed transaction (and no person or entity related to any such party) will be under any legal obligation with respect to the proposed transaction or any similar transaction (except for the obligations set forth in paragraphs 6, 7, 8 and 9 above), and no offer, commitment, estoppel, undertaking or obligation of any nature whatsoever shall be implied in fact, law or equity, unless and until a formal agreement providing for the transaction in detailed legal form has been executed and delivered by all parties intended to be bound. This paragraph sets forth the entire understanding and agreement of the parties (and all related persons and entities) with regard to the subject matter of this paragraph and supersedes all prior and contemporaneous agreements, arrangements and understandings related thereto. The provisions of this paragraph may be amended, superseded or canceled only be a written instrument which specifically states that it amends, supersedes or cancels this paragraph, executed and delivered by an authorized officer of each entity to be bound by such amendment.

          If the foregoing correctly sets forth our agreement in principle, please confirm by signing this letter in the space provided below.

                                   Very truly yours,
                                   W. R. GRACE & CO.


                                   By:___________________________
                                   Name:  James P. Neeves
                                   Title:  Executive Vice President

Confirmed:


--------------------------------
J. Peter Grace, III
acting on behalf of Newco

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                                             February 28, 1994


Mr.  J. Peter Grace, III
303 Lexington Avenue
New York, New York  10016

              PURCHASE OF STOCK OF GRACE HOTEL SERVICES CORPORATION
Dear Peter:

          This letter amends the agreement in principle, as set forth in letter dated November 5, 1993 (the "Letter of Intent"), between W. R. Grace & Co., a New York corporation ("Grace"), and you concerning the proposed acquisition of all the capital stock of Grace Hotel Services Corporation, a Delaware corporation (the "Company"), by a company newly formed by you ("Newco"). Capitalized terms not defined herein shall have the meaning assigned such terms in the Letter of Intent.

          Paragraph 5 of the Letter of Intent is amended to read as follows:

          "5. It is the intention of the parties that the Closing would occur on or about March 31, 1994. The Purchase Agreement would be subject to termination prior to the Closing Date (i) by mutual consent, (ii) by any party if the conditions to the obligations of such party have not been met or waived by April 15, 1994, (iii) if there is any actual or threatened litigation to restrain or invalidate the transactions contemplated by the Purchase Agreement, which in the good faith judgment of Newco or Grace, makes it inadvisable to proceed with the Closing, or (iv) by Newco if there shall have been any material adverse change in the condition, business or prospects of the Company."

          All of the rights and obligations of the parties under this letter of intent shall be governed by the laws of the State of New York.

          Notwithstanding the foregoing or any past, present or future approvals by the management, Board of Directors or stockholders of any party to the proposed transaction (or any related person or entity), or any other past, present or future written or oral indications of assent or indications of results of negotiation or agreement to

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J. Peter Grace, III
February 28, 1994
Page -2-


some or all matters then under negotiation, it is agreed that no party to the proposed transaction (and no person or entity related to any such party) will be under any legal obligation with respect to the proposed transaction or any similar transaction (except for the obligations set forth in paragraphs 6, 7, 8 and 9 of the Letter of Intent), and no offer, commitment, estoppel, undertaking or obligation of any nature whatsoever shall be implied in fact, law or equity, unless and until a formal agreement providing for the transaction in detailed legal form has been executed and delivered by all parties intended to be bound. This paragraph sets forth the entire understanding and agreement of the parties (and all related persons and entities) with regard to the subject matter of this paragraph and supersedes all prior and contemporaneous agreements, arrangements and understandings related thereto. The provisions of this paragraph may be amended, superseded or canceled only be a written instrument which specifically states that it amends, supersedes or cancels this paragraph, executed and delivered by an authorized officer of each entity to be bound by such amendment.

          If the foregoing correctly sets forth our agreement in principle, please confirm by signing this letter in the space provided below.

                                   Very truly yours,
                                   W. R. GRACE & CO.


                                   By:
                                      ---------------------------
                                   Name:  James P. Neeves
                                   Title:  Executive Vice President

Confirmed:


--------------------------------
J. Peter Grace, III
acting on behalf of HSC Holding Co., Inc.